UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

Colgate-Palmolive Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	1)	Title of each class of securities to which transaction applies:

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	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]	Fee previously paid with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	2)	Form, Schedule or Registration Statement No.

	3)	Filing Party:

	4)	Date Filed:

[EMAIL TO CERTAIN EMPLOYEE HOLDERS OF COLGATE-PALMOLIVE COMPANY STOCK]

Dear Colgate People,

Recently, you should have received your proxy materials for Colgate’s Annual Meeting of Stockholders, which will be held on Friday, May 7, 2010. Regardless of the number of shares you own, it is important that they are represented and voted at the Annual Meeting.

Please take a moment to vote your proxy at your earliest convenience. You should read carefully and consider the information contained in Colgate’s Proxy Statement, which is available online at http://investor.colgatepalmolive.com/proxy.cfm.

I encourage you to vote by Internet or telephone. You will need both control numbers contained in the proxy materials you previously received (one for your S&I Plan shares and one for your shares held through Bank of New York Mellon). If you are unable to locate your control numbers, please email Angela Pennolino of Investor Relations at xxxxxxx@colpal.com. To vote by Internet, go to www.proxyvote.com and follow the simple instructions. To vote by telephone, call 1-800-690-6903 (toll-free) and follow the simple instructions.

Your vote is important. Please submit your voting instructions so we receive them by 11:59 P.M. (EDT) on Wednesday, May 5, 2010.

Thank you for your response.

Sincerely,

Andy Hendry
Senior Vice President, General
Counsel and Secretary